EXHIBIT 23.1

RYDER SCOTT COMPANY, L.P.

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

We hereby consent to the use of the name Ryder Scott Company, L.P. and to the incorporation by reference of our report titled as follows:

1.	“Cook Inlet Energy, LLC Estimated Future Reserves and Income Attributable to Certain Leasehold Interests, SEC Parameters, as of April 30, 2014” with an effective date of April 30, 2014, each of which appears in the annual report on Form 10-K of Miller Energy Resources, Inc. for the year ended April 30, 2014.

Very Truly Yours,

RYDER SCOTT COMPANY, L.P.

/s/ JEFFREY D. WILSON
Jeffrey D. Wilson
Managing Senior Vice President
Houston, Texas
July 11, 2014